Exhibit 99.2
May 22, 2008
Dear Merge Shareholder:
     We are writing to bring you up to date on important matters regarding Merge Healthcare Incorporated (the “Company”) and to provide notice to you that the Company has entered into an agreement for $20 million in financing through the private placement of senior secured debt and common stock (the “Financing”). In connection with the Financing, the Company has requested and received from the Nasdaq Listing Qualifications Department a financial viability exception to certain Nasdaq shareholder approval rules, as more fully described below. As you are aware, the Company has been faced with declining cash balances in the past few months due to several factors, including the effects of the Deficit Reduction Act of 2005 and a downturn in the industry. For these reasons, the Company has explored a number of strategic options to address its liquidity situation under the direction of our Board of Directors.
     We have made progress within the last few months in reducing our operating expenses, including (i) a restructuring of our operations and staff and (ii) reaching an agreement in principle with respect to the Company’s derivative litigation. Nonetheless, the Company is dependent on receiving an infusion of capital in order to increase our cash reserves so that we may continue as a going concern.
     Senior management and the Board of Directors have been actively exploring numerous opportunities to raise additional funds. We are happy to report that we have successfully signed a definitive agreement for the Financing on terms that we believe are reasonable to the Company and our shareholders given the circumstances. We anticipate that this infusion of cash will be sufficient to fund operations and will enable management to continue to explore a variety of options to help support the Company’s businesses as we progress towards profitability.
     Pursuant to the terms of the Financing, the Company intends to sell (i) a $15.0 million senior secured term note due 2010 and 6,800,000 shares of common stock of the Company as partial consideration for the term note and (ii) 14,285,715 shares of common stock of the Company at a price per share of $.35. After giving effect to the payment of certain transactions costs, closing fees and the payment of prepaid interest, the net proceeds of the Financing to the Company will equal approximately $16.6 million. The investor will also have the ability to appoint 5 of the 11 members to the Company’s Board of Directors.
     In order for the common stock of the Company to continue to be listed on the Nasdaq Global Market, the Company must comply with certain governance standards set forth in the Marketplace Rules governing companies listed on The NASDAQ Stock Market (the “Rules”). Under Rule 4350, shareholder approval is typically required for a financing similar to the one described above because the investor will acquire more than 20% of our outstanding common stock at less than the greater of book value or market value and will obtain a certain degree of control over the Company through its stock ownership, board representation and status as a secured creditor. However, in light of the immediate availability of this financing opportunity, the Company has applied for and received an exception to Rule 4350 since any delay caused by securing shareholder approval would seriously jeopardize the financial viability of the Company. The Company’s Audit Committee has also expressly approved the Company’s reliance on this exception as is required by the Rules.
     Pursuant to Rule 4350(i)(2), the closing of the Financing can take place no earlier than ten days after the mailing of this letter. Accordingly, the Company expects to close on the Financing on or around June 3, 2008. The Financing is also subject to other customary closing conditions.
     We sincerely appreciate your continued support and look forward to reporting to you on the progress of the Company.

     The term note and the shares of Company common stock issued in the Financing will not be registered under the Securities Act of 1933, as amended (“Securities Act”), or any state securities laws and once issued may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. The term note and the shares of Company common stock are being sold in a private placement pursuant to an exemption from the registration requirements of the Securities Act afforded by Regulation D of the Securities Act. Resales of the term note and shares of Company common stock will be restricted.